Exhibit 6.25

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (“Second Amendment”), is entered into as of the 17th day of November 2016 (“Effective Date”), by and between SHREVEPORT BUSINESS PARK, LLC, a Delaware limited liability company (“Landlord”) and ELIO MOTORS, INC., an Arizona corporation (“Tenant”).

RECITALS:

A.         Landlord and Tenant entered into that certain Lease Agreement dated as of December 27, 2013 (“Original Lease”) as amended by that certain First Amendment to Lease dated as of July 31, 2015 (“First Amendment, and together with the Original Lease, the “Lease”) for 997,375 square feet of space located in those certain buildings commonly known as 7600 General Motors Boulevard, Shreveport, Louisiana (“Premises”).

B.          The First Amendment extended the Base Rent Commencement Date (as originally defined in Paragraph 2.2 of the Lease) to February 1, 2016 and deferred payment of the Base Rent for the period February 1, 2016 through July 31, 2016 until August 1, 2016.

C.          As of October 31, 2016, Tenant owed Landlord approximately $6,767,983 (“October 2016 Balance”), consisting of Base Rent of approximately $2,244,096 and Additional Rent of approximately $3,247,996, late charges of approximately $324,604, and interest of approximately $951,287.

D.          Tenant is projected to owe to Landlord, for the period commencing November 1, 2016 ending December 31, 2016, approximately $787,607 (“Future 2016 Balance”), consisting of Base Rent of approximately $498,688 and Additional Rent of approximately $99,721, late charges of approximately $29,920, and interest of approximately $159,278.

E.           Including both the October 2016 Balance and the Future 2016 Balance, Tenant will collectively owe to Landlord (through December 31, 2016): (i) approximately $6,090,500 (“2016 Base and Additional Rent Owed”), consisting of approximately $2,742,784 in Base Rent and approximately $3,347,717 in Additional Rent; and (ii) approximately $1,465,089 (“2016 Late Charges and Interest Owed”), consisting of late charges of approximately $354,524, and interest of approximately $1,110,565.

F.          Tenant is projected to owe to Landlord, for the period commencing January 1, 2017 and ending December 31, 2017, approximately $3,590,452 (“2017 Balance”), consisting of Base Rent of $2,992,128 and Additional Rent of approximately $598,324.

G.           Landlord and Tenant desire to waive the 2016 Late Charges and Interest Owed and forgive the 2016 Base and Additional Rent Owed in exchange for the issuance by Tenant to Landlord of convertible preferred stock and warrants to purchase common stock in Tenant, as set forth herein.

H.          Landlord and Tenant mutually desire to amend the Lease in accordance with the terms and conditions hereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Recitals/Definitions.  The foregoing recitals are hereby incorporated into and made a part of this Second Amendment by this reference.  All capitalized terms in this Second Amendment shall have the same meaning ascribed thereto in the Lease, unless otherwise provided herein.

2.           Securities In Lieu of Rent.

A.         Contemporaneously with the execution and delivery of this Second Amendment, Tenant and Landlord shall enter into a Preferred Stock and Warrant Purchase Agreement in the form attached hereto as Exhibit A (“Securities Purchase Agreement”).

B.          Contemporaneously with the execution and delivery of this Second Amendment, Tenant shall deliver to Landlord warrants to purchase up to 25,000 shares of Tenant’s common stock (“Warrants”) pursuant to the Securities Purchase Agreement.

C.          Upon filing of the Certificate of Designations creating 435,036 shares of  Series C Convertible Preferred Stock (“Series C Stock”) with the Arizona Corporation Commission, Tenant shall issue a certificate evidencing such shares pursuant to the Securities Purchase Agreement;

D.          Upon the delivery to Landlord of the Series C Stock and the Warrants in accordance with the terms and conditions of the Securities Purchase Agreement, Landlord shall waive the 2016 Late Charges and Interest Owed and forgive the 2016 Base and Additional Rent Owed.

E.          Following the filing of the Certificate of Designations creating 96,380 shares of  Series D Convertible Preferred Stock (“Series D Stock”) with the Arizona Corporation Commission, Tenant shall issue a certificate evidencing such shares pursuant to the Securities Purchase Agreement;

F.          Upon the delivery to Landlord of the Series D Stock in accordance with the terms and conditions of the Securities Purchase Agreement, Landlord shall waive the 2017 Balance.

G.          Until the Series C Stock and Series D Stock (“Preferred Stock”) has been issued to Landlord, Tenant shall not (i) amend, alter, or repeal any provisions of the Articles of Incorporation of Tenant, the Certificates of Designations designating the Preferred Stock  or the bylaws of Tenant if such action would adversely alter or change the rights, preferences, privileges or powers of holders of the Preferred Stock; or (ii) create, reclassify, modify stock or securities into, authorize, or obligate itself to issue, any shares of stock or any securities convertible into or exercisable for any class or series of stock senior to or pari passu with the Preferred Stock as to rights on liquidation, winding up, or dissolution or rights to any other distributions or payments without the consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

3.           Base Rent Commencement Date; Additional Rent.  In addition to the matters set forth in Paragraph 2 above, and notwithstanding anything to the contrary contained in the Lease, the Base Rent Commencement Date shall be further amended to mean the earlier of (i) January 1, 2018 or (ii) the date of SOP (as defined in Paragraph 2.2 of the Lease).  In addition, no Additional Rent (as defined in Paragraph 5.1 of the Lease) shall be due from Tenant for any period prior to the Base Rent Commencement Date.

4.           Effect of Second Amendment.  Except as specifically amended in this Second Amendment, all of the terms and conditions of the Lease shall continue in full force and effect.  In the event of any conflict between the terms of this Second Amendment and the terms of the Lease Agreement, the terms of this Second Amendment shall prevail.

5.           Counterparts and Electronic Signatures.  This Second Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Second Amendment. The parties shall be entitled to sign and transmit an electronic signature of this Second Amendment (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein.  Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Second Amendment, upon request.

6.           Entire Agreement.  This Second Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the date first written above.

LANDLORD:

SHREVEPORT BUSINESS PARK, LLC,
a Delaware limited liability company

By:		Holdings SPE Manager, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ John A. Mase
John A. Mase
Chief Executive Officer

TENANT:

ELIO MOTORS, INC.,
an Arizona corporation

By:		/s/ Paul Elio
Paul Elio
Chief Executive Officer

Exhibit A

Preferred Stock and Warrant Purchase Agreement

[to be attached]